UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 22, 2006

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (304) 363-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items To Be Included In This Report

Item 1.01 – Entry into a Material Definitive Agreement

On February 21, 2006, the Board of Directors of MVB Financial Corp. (the ”Corporation”) approved the vesting, effective as of December 31, 2005, of all unvested stock options granted under the Corporation’s Incentive Stock Plan. The options affected by this vesting acceleration had exercise prices ranging from $12.38 to $16.00. As a result of the vesting acceleration, options to purchase approximately 136,583 shares, became immediately exercisable. All other terms of these options remain unchanged. The Board of Directors accelerated the vesting of options for the following executive officers:

Executive Officer	Vesting of Remaining Options
James R. Martin	20,156
Larry F. Mazza	45,000
Delbert L. Phillips	5,000
Roger J. Turner	20,000

The Corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment” as of January 1, 2006, and must recognize compensation expense prospectively for unvested stock options outstanding at December 31, 2005, and for all future stock option grants. The decision of the Board of Directors to accelerate the vesting of all outstanding options was made primarily to reduce compensation expense that otherwise would be recorded starting with the first quarter of 2006 as a result of the adoption of SFAS 123R.

The Corporation estimates that the acceleration of the vesting of these stock options will reduce the amounts of share-based compensation expense to be recognized, net of income taxes, by approximately $489,000 in future periods, including approximately $98,000 which would have otherwise been incurred during the year ending December 31, 2006.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2006	MVB Financial Corp.

	By:	/s/ James R. Martin
James R. Martin
President